Exhibit 99.1

GREENLIGHT CAPITAL RE, LTD. ANNOUNCES PRICING

OF $100 MILLION CONVERTIBLE NOTES OFFERING

AND SHARE REPURCHASES

GRAND CAYMAN, Cayman Islands — August 2, 2018 — Greenlight Capital Re, Ltd. (NASDAQ: GLRE) (the “Company” or “Greenlight Re”), a specialist property and casualty reinsurance company headquartered in the Cayman Islands, today announced that it has priced its previously announced private offering of $100,000,000 in aggregate principal amount of its Convertible Senior Notes due 2023 with a coupon of 4.00% per year (the “Notes”). The Notes will be convertible, upon the satisfaction of certain conditions and during certain time periods, at a conversion rate of 58.1818 of the Company’s Class A ordinary shares, subject to adjustment. Upon conversion, the Company may, at its option, elect to deliver cash, Class A ordinary shares or a combination of cash and Class A ordinary shares. The conversion rate equates to a conversion price of approximately $17.19, which represents a premium of approximately 25% over the closing sale price of the Class A ordinary shares on the NASDAQ Global Select Market on August 2, 2018. The Notes will mature on August 1, 2023 and be issued at a price equal to 100% of the principal amount thereof. The Notes offering is expected to close on August 7, 2018, subject to customary closing conditions. The Company has granted the initial purchasers of the Notes a 30-day option to purchase up to $15,000,000 additional principal amount of the Company’s Notes. The Company estimates that the net proceeds (excluding related offering expenses) from the sale of the Notes, taking into account purchases of Class A ordinary shares as noted below, will be approximately $83.8 million.

Concurrently with the pricing of the Notes, the Company agreed to repurchase one million of its Class A ordinary shares, at a purchase price of $13.75 per Class A ordinary share. The Company intends to use $13,750,000 of the net proceeds from the sale of the Notes to make such repurchases and to use the remainder of the net proceeds to make contributions to the capital and surplus of one or both of its reinsurance subsidiaries and for general corporate purposes.

The Notes will be general unsecured obligations of the Company.

The Notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes and the Class A ordinary shares issuable upon conversion, if any, have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Greenlight Capital Re, Ltd.

Established in 2004, Greenlight Re (www.greenlightre.com) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland. Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces. The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re’s expertise, analytics and customer service offerings are demanded. With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

Investor Relations:

Adam Prior

The Equity Group Inc.

(212) 836 9606

IR@greenlightre.ky

Public Relations/Media:

Mairi Mallon

Rein4ce

+44 (0)203 786 1160

Mairi.mallon@rein4ce.co.uk